Exhibit 99.1

Sunnova Reports Fourth Quarter and Full Year 2020 Results

2020 and Recent Highlights

•Added approximately 29,000 customers in 2020, bringing total customer count to 107,500 as of December 31, 2020;
•Reduced adjusted operating expense per weighted average customer by 9.5% in 2020;
•Met all 2020 guidance targets despite unprecedented public health and macro-economic challenges;
•Recently closed a $189 million asset-backed securitization at the strongest terms the industry has seen; and
•Entered into a definitive merger agreement to acquire Lennar's residential solar platform SunStreet, accelerating Sunnova's growth and increasing Sunnova's operating leverage.

HOUSTON, February 24, 2021 (NEWSWIRE) - Sunnova Energy International Inc. ("Sunnova") (NYSE: NOVA), one of the leading U.S. residential solar and storage service providers, today announced financial results for the fourth quarter and full year ended December 31, 2020.

"We are incredibly proud of our fourth quarter and full year results as we skillfully navigated the challenges presented by the global pandemic," said William J. (John) Berger, Chief Executive Officer of Sunnova. "Despite an incredibly challenging year, in 2020 we achieved a 57% customer growth rate, saw record levels of demand for our energy storage offerings, expanded our strategic technology partnerships, strengthened our differentiated dealer base, and met our operational and financial targets.

"As we look ahead to 2021 and beyond, we are excited about the growth and tailwinds our industry is experiencing. Sunnova is well positioned to navigate the current market environment and to lead a decarbonized and decentralized energy transition while providing our customers with a better energy service at a better price."

Recent Business Development

On February 17, 2021, Sunnova and Len X, LLC, a technology focused subsidiary of Lennar Corporation ("Lennar") (NYSE: LEN and LEN.B), one of the nation's leading homebuilders, announced they have entered into a definitive agreement under which Sunnova will acquire Lennar's residential solar platform ("SunStreet"). In addition to Sunnova's acquisition of SunStreet, Sunnova will become Lennar's exclusive residential solar and storage service provider for new home communities with solar across the country.

"We are thrilled to have announced our plans to acquire SunStreet and for Sunnova to become Lennar's exclusive residential solar and storage service provider," added Mr. Berger. "Our acquisition of SunStreet will increase customer growth and further scale our business, while our relationship with Lennar will ultimately position Sunnova as a market leader in the development and management of microgrids for communities across the U.S."

"This transformational opportunity is structured to align the strategic and economic interests of both companies with a focus on unlocking Sunnova and SunStreet's full growth potential while enhancing the lives of homeowners."

The acquisition of SunStreet is expected to be completed during the second quarter of 2021, subject to regulatory approvals and other customary closing conditions.

Fourth Quarter and Full Year 2020 Results

Revenue increased to $38.0 million, or by $4.4 million, in the three months ended December 31, 2020 compared to the three months ended December 31, 2019. Revenue increased to $160.8 million, or by $29.3 million, in the year ended December 31, 2020 compared to the year ended December 31, 2019. These increases were primarily the result of an increase in the number of customers served.

Total operating expense, net increased to $56.0 million, or by $13.2 million, in the three months ended December 31, 2020 compared to the three months ended December 31, 2019. This increase was primarily the result of an increase in the number of customers served and greater depreciation expense.

Total operating expense, net increased to $196.6 million, or by $42.8 million, in the year ended December 31, 2020 compared to the year ended December 31, 2019. This increase was primarily the result of an increase in the number of customers served, greater depreciation expense, and higher period-over-period general and administrative expenses due to the hiring of personnel to support growth.

Adjusted Operating Expense increased to $28.0 million, or by $5.2 million, in the three months ended December 31, 2020 compared to the three months ended December 31, 2019. This increase was primarily the result of an increase in the number of customers served.

Adjusted Operating Expense increased to $101.2 million, or by $18.0 million, in the year ended December 31, 2020 compared to the year ended December 31, 2019. This increase was primarily the result of an increase in the number of customers served and higher period-over-period general and administrative expenses due to the hiring of personnel to support growth.

Sunnova incurred a net loss of $128.8 million for the three months ended December 31, 2020 compared to a net loss of $13.8 million for the three months ended December 31, 2019. Sunnova incurred a net loss of $307.8 million for the year ended December 31, 2020 compared to a net loss of $133.4 million for the year ended December 31, 2019. These larger net losses were primarily the result of a loss on the extinguishment of debt from the conversion of convertible notes for common stock and higher net interest expense.

Adjusted EBITDA was $10.0 million for the three months ended December 31, 2020 compared to $10.8 million for the three months ended December 31, 2019, a decrease of $0.8 million. Customer principal (net of amounts recorded in revenue) and interest payments received from solar loans increased to $9.5 million and $6.4 million, respectively, for the three months ended December 31, 2020, or by $2.4 million and $2.9 million, respectively, compared to the three months ended December 31, 2019. Adjusted EBITDA was $59.6 million for the year ended December 31, 2020 compared to $48.3 million for the year ended December 31, 2019, an increase of $11.3 million. Customer principal (net of amounts recorded in revenue) and interest payments received from solar loans increased to $32.6 million and $23.2 million, respectively, for the year ended December 31, 2020, or by $12.5 million and $11.7 million, respectively, compared to the year ended December 31, 2019. These overall increases were primarily driven by customer growth increasing at a faster rate than expenses.

Net cash used in operating activities was $29.7 million for the three months ended December 31, 2020 compared to $95.7 million for the three months ended December 31, 2019. This decrease was primarily the result of a decrease in purchases of inventory and prepaid inventory with net outflows of $19.5 million in 2020 compared to $110.4 million in 2019. This decrease was offset by an increase in realized loss on interest rate swaps of $12.1 million.

Net cash used in operating activities was $131.5 million for the year ended December 31, 2020 compared to $170.3 million for the year ended December 31, 2019. This decrease was primarily the result of a decrease in purchases of inventory and prepaid inventory with net outflows of $41.5 million in 2020 compared to $118.5 million in 2019 and a decrease in payments to dealers for exclusivity and other bonus arrangements with net outflows of $25.8 million in 2020 compared to $31.7 million in 2019. These decreases were offset by an increase in realized loss on interest rate swaps of $38.1 million.

Adjusted Operating Cash Flow was $10.2 million in the three months ended December 31, 2020 compared to $19.3 million for the three months ended December 31, 2019. This decrease was primarily driven by higher working capital requirements in the fourth quarter of 2020.

Adjusted Operating Cash Flow was $10.7 million in the year ended December 31, 2020 compared to $6.4 million for the year ended December 31, 2019. This increase was primarily the result of customer growth increasing at a faster rate than cash expenditures.

Liquidity & Capital Resources

As of December 31, 2020, Sunnova had total cash of $377.9 million, including restricted and unrestricted cash.

2021 Guidance

Management increases full-year 2021 guidance for customer additions, Adjusted EBITDA, and Recurring Operating Cash Flow.

•Customer additions increases from 42,000 - 48,000 to 55,000 - 58,000;
•Adjusted EBITDA increases from $77 million - $83 million to $80 million - $85 million;
•Customer principal payments received from solar loans, net of amounts recorded in revenue of $57 million - $63 million reaffirmed;
•Customer interest payments received from solar loans of $28 million - $34 million reaffirmed;
•Adjusted Operating Cash Flow of $20 million - $30 million reaffirmed; and
•Recurring Operating Cash Flow increases from $(15) million - $5 million to $(5) million - $5 million.

Non-GAAP Financial Measures

We present our operating results in accordance with accounting principles generally accepted in the U.S. ("GAAP"). We believe certain financial measures, such as Adjusted EBITDA, Adjusted Operating Expense, Adjusted Operating Cash Flow, and Recurring Operating Cash Flow, which are non-GAAP measures, provide users of our financial statements with supplemental information that may be useful in evaluating our business. We use Adjusted EBITDA and Adjusted Operating Expense as performance measures, and believe investors and securities analysts also use Adjusted EBITDA and Adjusted Operating Expense in evaluating our performance. While Adjusted EBITDA effectively captures the operating performance of our leases and PPAs, it only reflects the service portion of the operating performance under our loan agreements. Therefore, we separately show customer P&I payments. Adjusted EBITDA is also used by our management for internal planning purposes, including our consolidated operating budget, and by our board of directors in setting performance-based compensation targets. We use Adjusted Operating Cash Flow and Recurring Operating Cash Flow as liquidity measures and believe Adjusted Operating Cash Flow and Recurring Operating Cash Flow are supplemental financial measures useful to management, analysts, investors, lenders and rating agencies as an indicator of our ability to internally fund origination activities, service or incur additional debt and service our contractual obligations. We believe investors and analysts will use Adjusted Operating Cash Flow and Recurring Operating Cash Flow to evaluate our liquidity and ability to service our contractual obligations. Further, we believe that Recurring Operating Cash Flow allows investors to analyze our ability to service the debt and customer obligations associated with our in-service assets. However, Adjusted Operating Cash Flow and Recurring Operating Cash Flow have limitations as analytical tools because they do not account for all future expenditures and financial obligations of the business or reflect unforeseen circumstances that may impact our future cash flows, all of which could have a material effect on our financial condition and results of operations. We believe that such non-GAAP measures, when read in conjunction with our operating results presented under GAAP, can be used both to better assess our business from period to period and to better assess our business against other companies in our industry, without regard to financing methods, historical cost basis or capital structure. Our calculation of these non-GAAP financial measures may differ from similarly-titled non-GAAP measures, if any, reported by other companies. In addition, other companies may not publish these or similar measures. Such non-GAAP measures should be considered as a supplement to, and not as a substitute for, financial measures prepared in accordance with GAAP. Sunnova is unable to reconcile projected Adjusted EBITDA, Adjusted Operating Expense, Adjusted Operating Cash Flow, and Recurring Operating Cash Flow to the most comparable financial measures calculated in accordance with GAAP because of fluctuations in interest rates and their impact on our unrealized and realized interest rate hedge gains or losses. Sunnova provides a range for the forecasts of Adjusted EBITDA, Adjusted Operating Expense, Adjusted Operating Cash Flow, and Recurring Operating Cash Flow to allow for the variability in the timing of cash receipts and disbursements, customer utilization of our assets, and the impact on the related reconciling items, many of which interplay with each other. Therefore, the reconciliation of projected Adjusted EBITDA, Adjusted Operating Expense, Adjusted Operating Cash Flow, and Recurring Operating Cash Flow to projected net income (loss), total operating expense, or net cash provided by (used in) operating activities, as the case may be, is not available without unreasonable effort.

Fourth Quarter and Full Year 2020 Financial and Operational Results Conference Call Information

Sunnova is hosting a conference call for analysts and investors to discuss its fourth quarter and full year 2020 results at 8:30 a.m. Eastern Time, on February 25, 2021. To register for this conference call, please use the link http://www.directeventreg.com/registration/event/5276028.

After registering, a confirmation will be sent through email, including dial-in details and unique conference call codes for entry. To ensure you are connected for the full call we suggest registering at a minimum 10 minutes before the start of the call. A replay will be available two hours after the call and can be accessed by dialing 800-585-8367, or for international callers, 416-621-4642. The conference ID for the live call and the replay is 5276028. The replay will be available until March 4, 2021.

Interested investors and other parties may also listen to a simultaneous webcast of the conference call by logging onto the Investor Relations section of Sunnova’s website at www.sunnova.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements generally relate to future events or Sunnova’s future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as "may," "will," "should," "expects," "plans," "anticipates," "going to," "could," "intends," "target," "projects," "contemplates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of these words or other similar terms or expressions that concern Sunnova’s expectations, strategy, priorities, plans or intentions. Forward-looking statements in this release include, but are not limited to, statements regarding our liquidity position and its ability to support our growth, our level of growth, our ability to handle macro challenges, our ability to manage costs, the ability to achieve our 2020 and 2021 operational and financial targets, and references to future rate of customer and dealer additions, Adjusted EBITDA, customer P&I payments from solar loans, Recurring Operating Cash Flow and Adjusted Operating Cash Flow. Similarly, statements herein that describe the acquisition, including its financial and operational impact, impacts on shareholder value or customer growth, the timing of the acquisition, and other statements of the parties’ or management's plans, expectations, objectives, projections, beliefs, intentions, goals, and statements about the benefits of the acquisition, statements that describe the strategic partnership, including its financial and operational impact, the terms of the strategic partnership, including exclusivity and duration, new energy technologies, any commitments with respect to tax equity, the ownership of Sunnova by LENX, and other statements that are not historical facts are also forward-looking statements. It is uncertain whether any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do, what impact they will have on the results of operations and financial condition of Sunnova, SunStreet, Lennar, LENX or the price of Sunnova stock or Lennar stock. Sunnova’s expectations and beliefs regarding these matters may not materialize, and actual results in future periods are subject to risks and uncertainties that could cause actual results to differ materially from those projected, including risks regarding our ability to forecast our business due to our limited operating history, the effects of the coronavirus pandemic on our business and operations, results of operations and financial position, our competition, fluctuations in the solar and home-building markets, availability of capital, our ability to attract and retain dealers and customers and manage our dealer and strategic partner relationships, the unpredictability of the commercial success of Sunnova's, SunStreet's, Lennar's or LENX's respective businesses or operations; potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the acquisition; the risk that any announcements relating to the acquisition could have adverse effects on the market price of common stock of Sunnova or Lennar; the ability of the parties to consummate the acquisition on a timely basis or at all and the satisfaction of the conditions precedent to consummation of the acquisition, including, but not limited to, negotiation and delivery of the strategic partnership agreements and other agreements, completion of satisfactory diligence and regulatory approvals; the ability of the parties to negotiate the terms of the strategic partnership and other agreements or at all; the favorability to either party of the terms of the strategic partnership; the possibility that the acquisition may be more expensive to complete than anticipated, including as a result of unexpected factors or events; the ability to successfully integrate the businesses; the ability of Sunnova to implement its plans, forecasts and other expectations with respect to SunStreet's business or the strategic partnership after the completion of the acquisition and realize expected benefits and the diversion of management's attention from ongoing business operations and opportunities. The forward-looking statements contained in this release are also subject to other risks and uncertainties, including those more fully described in Sunnova’s filings with the Securities and Exchange Commission, including Sunnova’s annual report on Form 10-K for the year ended December 31, 2020. The forward-looking statements in this release are based on information available to Sunnova as of the date hereof, and Sunnova disclaims any obligation to update any forward-looking statements, except as required by law.

About Sunnova

Sunnova Energy International Inc. (NYSE: NOVA) is a leading residential solar and energy storage service provider with customers across the U.S. and its territories. Sunnova's goal is to be the source of clean, affordable and reliable energy with a simple mission: to power energy independence so that homeowners have the freedom to live life uninterruptedTM.

SUNNOVA ENERGY INTERNATIONAL INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share amounts and share par values)

	As of December 31,
	2020	2019
Assets
Current assets:
Cash	$209,859	$83,485
Accounts receivable—trade, net	10,243	10,672
Accounts receivable—other	21,378	6,147
Other current assets, net of allowance of $707 and $112 as of December 31, 2020 and 2019, respectively	215,175	174,016
Total current assets	456,655	274,320

Property and equipment, net	2,323,169	1,745,060
Customer notes receivable, net of allowance of $16,961 and $979 as of December 31, 2020 and 2019, respectively	513,386	297,975
Other assets	294,372	169,712
Total assets (1)	$3,587,582	$2,487,067

Liabilities, Redeemable Noncontrolling Interests and Equity
Current liabilities:
Accounts payable	$39,908	$36,190
Accrued expenses	34,049	39,544
Current portion of long-term debt	110,883	97,464
Other current liabilities	26,013	21,804
Total current liabilities	210,853	195,002

Long-term debt, net	1,924,653	1,346,419
Other long-term liabilities	171,395	127,406
Total liabilities (1)	2,306,901	1,668,827

Redeemable noncontrolling interests	136,124	127,129

Stockholders' equity:
Common stock, 100,412,036 and 83,980,885 shares issued as of December 31, 2020 and 2019, respectively, at $0.0001 par value	10	8
Additional paid-in capital—common stock	1,482,716	1,007,751
Accumulated deficit	(530,995)	(361,824)
Total stockholders' equity	951,731	645,935
Noncontrolling interests	192,826	45,176
Total equity	1,144,557	691,111
Total liabilities, redeemable noncontrolling interests and equity	$3,587,582	$2,487,067

(1) The consolidated assets as of December 31, 2020 and 2019 include $1,471,796 and $790,211, respectively, of assets of variable interest entities ("VIEs") that can only be used to settle obligations of the VIEs. These assets include cash of $13,407 and $7,347 as of December 31, 2020 and 2019, respectively; accounts receivable—trade, net of $2,953 and $1,460 as of December 31, 2020 and 2019, respectively; accounts receivable—other of $583 and $4 as of December 31, 2020 and 2019, respectively; other current assets of $182,646 and $47,606 as of December 31, 2020 and 2019, respectively; property and equipment, net of $1,257,953 and $726,415 as of December 31, 2020 and 2019, respectively; and other assets of $14,254 and $7,379 as of December 31, 2020 and 2019, respectively. The consolidated liabilities as of December 31, 2020 and 2019 include $32,345 and $13,440, respectively, of liabilities of VIEs whose creditors have no recourse to Sunnova Energy International Inc. These liabilities include accounts payable of $2,744 and $1,926 as of December 31, 2020 and 2019, respectively; accrued expenses of $827 and $35 as of December 31, 2020 and 2019, respectively; other current liabilities of $3,284 and $612 as of December 31, 2020 and 2019, respectively; and other long-term liabilities of $25,490 and $10,867 as of December 31, 2020 and 2019, respectively.

SUNNOVA ENERGY INTERNATIONAL INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Revenue	$38,024	$33,614	$160,820	$131,556

Operating expense:
Cost of revenue—depreciation	16,311	12,716	58,431	43,536
Cost of revenue—other	1,432	963	6,747	3,877
Operations and maintenance	7,699	2,120	16,313	8,588
General and administrative	30,573	27,002	115,148	97,986
Other operating income	(13)	(32)	(41)	(161)
Total operating expense, net	56,002	42,769	196,598	153,826

Operating loss	(17,978)	(9,155)	(35,778)	(22,270)

Interest expense, net	26,776	8,169	154,580	108,024
Interest expense, net—affiliates	—	—	—	4,098
Interest income	(6,442)	(3,615)	(23,741)	(12,483)
Loss on extinguishment of long-term debt, net	92,051	—	142,772	—
Loss on extinguishment of long-term debt, net—affiliates	—	—	—	10,645
Other (income) expense	(1,577)	53	(1,752)	880
Loss before income tax	(128,786)	(13,762)	(307,637)	(133,434)

Income tax expense	5	—	181	—
Net loss	(128,791)	(13,762)	(307,818)	(133,434)
Net income (loss) attributable to redeemable noncontrolling interests and noncontrolling interests	(37,021)	3,747	(55,534)	10,917
Net loss attributable to stockholders	(91,770)	(17,509)	(252,284)	(144,351)
Dividends earned on Series A convertible preferred stock	—	—	—	(19,271)
Dividends earned on Series C convertible preferred stock	—	—	—	(5,454)
Net loss attributable to common stockholders—basic and diluted	$(91,770)	$(17,509)	$(252,284)	$(169,076)

Net loss per share attributable to common stockholders—basic and diluted	$(0.96)	$(0.21)	$(2.87)	$(4.14)
Weighted average common shares outstanding—basic and diluted	95,598,897	83,980,885	87,871,457	40,797,976

SUNNOVA ENERGY INTERNATIONAL INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Year Ended December 31,
	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(307,818)	$(133,434)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	66,066	49,340
Impairment and loss on disposals, net	5,824	1,772
Amortization of deferred financing costs	9,031	9,822
Amortization of debt discount	15,685	3,018
Non-cash effect of equity-based compensation plans	10,873	9,235
Non-cash payment-in-kind interest on loan—affiliates	—	2,716
Unrealized (gain) loss on derivatives	(13,768)	19,237
Unrealized (gain) loss on fair value option instruments	(907)	150
Loss on extinguishment of long-term debt, net	142,772	—
Loss on extinguishment of long-term debt, net—affiliates	—	10,645
Other non-cash items	14,962	8,442
Changes in components of operating assets and liabilities:
Accounts receivable	(4,297)	(9,349)
Other current assets	(24,256)	(131,741)
Other assets	(42,411)	(40,118)
Accounts payable	(1,141)	5,292
Accrued expenses	(4,504)	15,099
Other current liabilities	5,397	8,452
Long-term debt—paid-in-kind—affiliates	—	(719)
Other long-term liabilities	(2,974)	1,879
Net cash used in operating activities	(131,466)	(170,262)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(578,369)	(430,822)
Payments for investments and customer notes receivable	(285,238)	(159,303)
Proceeds from customer notes receivable	35,479	21,604
State utility rebates and tax credits	641	668
Other, net	(2,032)	(463)
Net cash used in investing activities	(829,519)	(568,316)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from long-term debt	1,651,765	883,360
Payments of long-term debt	(963,872)	(342,540)
Proceeds of long-term debt from affiliates	—	15,000
Payments of long-term debt to affiliates	—	(56,236)
Payments on notes payable	(4,981)	(4,672)
Payments of deferred financing costs	(24,084)	(12,110)
Payments of debt discounts	(3,374)	(1,084)
Proceeds from issuance of common stock, net	152,277	164,452
Proceeds from equity component of debt instrument, net	73,657	13,984
Proceeds from issuance of convertible preferred stock, net	—	(2,510)
Contributions from redeemable noncontrolling interests and noncontrolling interests	320,245	157,149
Distributions to redeemable noncontrolling interests and noncontrolling interests	(6,527)	(7,559)
Payments of costs related to redeemable noncontrolling interests and noncontrolling interests	(6,517)	(5,395)
Other, net	(2)	(16)
Net cash provided by financing activities	1,188,587	801,823
Net increase in cash and restricted cash	227,602	63,245
Cash and restricted cash at beginning of period	150,291	87,046
Cash and restricted cash at end of period	377,893	150,291
Restricted cash included in other current assets	(73,020)	(10,474)
Restricted cash included in other assets	(95,014)	(56,332)
Cash at end of period	$209,859	$83,485

Key Financial and Operational Metrics

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
	(in thousands)
Reconciliation of Net Loss to Adjusted EBITDA:
Net loss	$(128,791)	$(13,762)	$(307,818)	$(133,434)
Interest expense, net	26,776	8,169	154,580	108,024
Interest expense, net—affiliates	—	—	—	4,098
Interest income	(6,442)	(3,615)	(23,741)	(12,483)
Income tax expense	5	—	181	—
Depreciation expense	18,255	14,353	66,066	49,340
Amortization expense	8	9	32	29
EBITDA	(90,189)	5,154	(110,700)	15,574
Non-cash compensation expense (1)	2,484	2,261	10,873	10,512
ARO accretion expense	609	454	2,186	1,443
Financing deal costs	948	133	4,454	1,161
Natural disaster losses and related charges, net	—	—	31	54
IPO costs	—	—	—	3,804
Loss on unenforceable contracts	—	2,381	—	2,381
Loss on extinguishment of long-term debt, net	92,051	—	142,772	—
Loss on extinguishment of long-term debt, net—affiliates	—	—	—	10,645
Unrealized (gain) loss on fair value option instruments	(742)	53	(907)	150
Realized (gain) loss on fair value option instruments	(835)	—	(835)	730
Amortization of payments to dealers for exclusivity and other bonus arrangements	585	328	1,820	583
Legal settlements	—	—	—	1,260
Provision for current expected credit losses	3,145	—	7,969	—
Non-cash inventory impairment	1,934	—	1,934	—
Adjusted EBITDA	$9,990	$10,764	$59,597	$48,297

(1)    Amount includes non-cash effect of equity-based compensation plans of $2.5 million and $2.3 million for the three months ended December 31, 2020 and 2019, respectively, and $10.9 million and $9.2 million for the years ended December 31, 2020 and 2019, respectively, and partial forgiveness of a loan to an executive officer used to purchase our capital stock of $1.3 million for the year ended December 31, 2019.

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
	(in thousands)
Interest income from customer notes receivable	$6,360	$3,432	$23,239	$11,588
Principal proceeds from customer notes receivable, net of related revenue	$9,476	$7,058	$32,580	$20,044

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
	(in thousands)
Reconciliation of Net Cash Used in Operating Activities to Adjusted Operating Cash Flow:
Net cash used in operating activities	$(29,670)	$(95,724)	$(131,466)	$(170,262)
Principal proceeds from customer notes receivable	10,451	7,532	35,479	21,604
Financed insurance payments	(1,964)	(2,495)	(4,981)	(4,672)
Derivative breakage fees from financing structure changes	11,778	—	48,672	12,080
Distributions to redeemable noncontrolling interests and noncontrolling interests	(2,043)	(1,270)	(6,527)	(7,559)
Payments to dealers for exclusivity and other bonus arrangements	1,458	—	25,849	31,733
Net inventory and prepaid inventory purchases	19,483	110,366	41,548	118,549
Payments of non-capitalized costs related to IPO	—	884	—	4,944
Payments of non-capitalized costs related to equity offerings	611	—	2,031	—
Direct sales costs	108	—	108	—
Adjusted Operating Cash Flow	$10,212	$19,293	$10,713	$6,417

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
	(in thousands, except per customer data)
Reconciliation of Total Operating Expense, Net to Adjusted Operating Expense:
Total operating expense, net	$56,002	$42,769	$196,598	$153,826
Depreciation expense	(18,255)	(14,353)	(66,066)	(49,340)
Amortization expense	(8)	(9)	(32)	(29)
Non-cash compensation expense	(2,484)	(2,261)	(10,873)	(10,512)
ARO accretion expense	(609)	(454)	(2,186)	(1,443)
Financing deal costs	(948)	(133)	(4,454)	(1,161)
Natural disaster losses and related charges, net	—	—	(31)	(54)
IPO costs	—	—	—	(3,804)
Loss on unenforceable contracts	—	(2,381)	—	(2,381)
Amortization of payments to dealers for exclusivity and other bonus arrangements	(585)	(328)	(1,820)	(583)
Legal settlements	—	—	—	(1,260)
Provision for current expected credit losses	(3,145)	—	(7,969)	—
Non-cash inventory impairment	(1,934)	—	(1,934)	—
Adjusted Operating Expense	$28,034	$22,850	$101,233	$83,259
Adjusted Operating Expense per weighted average customer	$272	$301	$1,099	$1,215

	As of December 31,
	2020	2019
Number of customers	107,500	78,600

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Weighted average number of customers (excluding loan agreements)	85,900	65,600	77,900	60,100
Weighted average number of customers with loan agreements	17,000	10,300	14,200	8,400
Weighted average number of customers	102,900	75,900	92,100	68,500

	As of December 31,
	2020	2019
	(in millions, except per customer data)
Estimated gross contracted customer value	$2,607	$1,879
Estimated gross contracted customer value per customer	$24,256	$23,906

Key Terms for Our Key Metrics and Non-GAAP Financial Measures

Estimated Gross Contracted Customer Value. Estimated gross contracted customer value as of a specific measurement date represents the sum of the present value of the remaining estimated future net cash flows we expect to receive from existing customers during the initial contract term of our leases and power purchase agreements ("PPAs"), which are typically 25 years in length, plus the present value of future net cash flows we expect to receive from the sale of related solar renewable energy certificates ("SRECs"), either under existing contracts or in future sales, plus the carrying value of outstanding customer loans on our balance sheet. From these aggregate estimated initial cash flows, we subtract the present value of estimated net cash distributions to redeemable noncontrolling interests and noncontrolling interests and estimated operating, maintenance and administrative expenses associated with the solar service agreements. These estimated future cash flows reflect the projected monthly customer payments over the life of our solar service agreements and depend on various factors including but not limited to solar service agreement type, contracted rates, expected sun hours and the projected production capacity of the solar equipment installed. For the purpose of calculating this metric, we discount all future cash flows at 6%.

Number of Customers. We define number of customers to include each unique customer that is party to a solar service agreement or purchased a solar energy system from us outright, which we subsequently placed in service. For all solar energy systems installed by us, in-service means the related solar energy system and, if applicable, energy storage system, must have met all the requirements to begin operation and be interconnected to the electrical grid. We do not include in our number of customers any customer under a lease, PPA or loan agreement that has reached mechanical completion but has not received permission to operate from the local utility or for whom we have terminated the contract and removed the solar energy system. We also do not include in our number of customers any customer that has been in default under his or her solar service agreement in excess of six months. We track the total number of customers as an indicator of our historical growth and our rate of growth from period to period.

Weighted Average Number of Customers. We calculate the weighted average number of customers based on the number of months a given customer is in-service during a given measurement period. The weighted average number of customers reflects the number of customers at the beginning of a period, plus the total number of new customers added in the period adjusted by a factor that accounts for the partial period nature of those new customers. For purposes of this calculation, we assume all new customers added during a month were added in the middle of that month. We track the weighted average customer count in order to accurately reflect the contribution of the appropriate number of customers to key financial metrics over the measurement period.

Definitions of Non-GAAP Measures

Adjusted EBITDA. We define Adjusted EBITDA as net income (loss) plus net interest expense, depreciation and amortization expense, income tax expense, financing deal costs, natural disaster losses and related charges, net, amortization of payments to dealers for exclusivity and other bonus arrangements, legal settlements and excluding the effect of certain non-recurring items we do not consider to be indicative of our ongoing operating performance such as, but not limited to, costs of our initial public offering ("IPO"), losses on unenforceable contracts, losses on extinguishment of long-term debt, realized and unrealized gains and losses on fair value option instruments and other non-cash items such as non-cash compensation expense, asset retirement obligation ("ARO") accretion expense, provision for current expected credit losses and non-cash inventory impairment.

Adjusted Operating Cash Flow. We define Adjusted Operating Cash Flow as net cash used in operating activities plus principal proceeds from customer notes receivable, financed insurance payments and distributions to redeemable noncontrolling interests and noncontrolling interests less derivative breakage fees from financing structure changes, payments to dealers for exclusivity and other bonus arrangements, net inventory and prepaid inventory (sales) purchases, payments of non-capitalized costs related to our IPO and equity offerings and direct sales costs to the extent the related solar energy system is financed through a loan.

Adjusted Operating Expense. We define Adjusted Operating Expense as total operating expense less depreciation and amortization expense, financing deal costs, natural disaster losses and related charges, net, amortization of payments to dealers for exclusivity and other bonus arrangements, legal settlements and excluding the effect of certain non-recurring items we do not consider to be indicative of our ongoing operating performance such as, but not limited to, costs of our IPO, losses on unenforceable contracts and other non-cash items such as non-cash compensation expense, ARO accretion expense, provisions for current expected credit losses and non-cash inventory impairment.

Recurring Operating Cash Flow. We define Recurring Operating Cash Flow as Adjusted Operating Cash Flow less principal payments on our securitizations and corporate capital expenditures, plus sales-related and sales-allocated cash operating expenses and interest expense from our credit warehouses and inventory facility.

Contacts

Investor Relations:
Rodney McMahan, Vice President Investor Relations
IR@sunnova.com
877-770-5211

Media:
Alina Eprimian, Media Relations Manager
Alina.Eprimian@sunnova.com